EXHIBIT 99-5AII

                        FORM OF AMENDMENT TO

                   INVESTMENT ADVISORY AGREEMENT


       AMENDMENT made this ____ day of _____________, 19__ to the Investment Advisory Agreement dated January 1, 1987, as amended September 30, 1994, (the "Agreement") between Manulife Series Fund, Inc., a Maryland corporation (the "Fund"), and Manufacturers Adviser Corporation, a Colorado corporation (the "Adviser").

       In consideration of the mutual covenants contained in the Agreement as supplemented hereby, the parties hereto agree that the following sections shall be amended as follows:

  1.   SECTION 3, ALLOCATION OF CHARGES AND EXPENSES
       Section 3, Allocation of Charges and Expenses, shall be deemed to be amended as follows:

       (a) The beginning of the third sentence of the first paragraph which currently reads "Except with respect to the International Fund and the Pacific Rim Emerging Markets Fund,...", shall be amended to read "Except with respect to the International Fund, the Pacific Rim Emerging Markets Fund and the Equity Index Fund,..."; and

       (b)  adding the following paragraph to  the end of Section
            3:

            With respect to the Equity Index Fund, the following expenses shall be borne by the Fund: the investment management fee, brokerage commissions on portfolio transactions (including any other direct costs related to the acquisition, disposition, lending or borrowing of portfolio investments), taxes payable by the Fund, interest and any other costs related to borrowings by the Fund, and any extraordinary or non-recurring expenses (such as legal claims and liabilities and litigation costs and any indemnification related thereto). In addition, any other expenses related to the Equity Index Fund shall be borne by the Fund at the rate of (i) up to .15% of the average daily value of the aggregate net assets of the portfolio for the Equity Index Fund. The expense fee is payable each day on which the net asset value of the fund is determined and computed in accordance with the description of the method of determination of net asset value contained in the Prospectus.
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  2.   SECTION 4, COMPENSATION OF THE ADVISER.
       Section 4, Compensation of the Adviser, shall be deemed to be amended as follows:

       (a)  The   beginning   of  the   first  sentence   of  the
            paragraph, which currently reads:

            "Except with respect to the International Fund and the Pacific Rim Emerging Markets Fund,..."; shall be amended to read "Except with respect to the International Fund, the Pacific Rim Emerging Markets Fund and the Equity Index Fund,..."; and

       (b)  adding the following paragraph to Section 4:

            With respect solely to the Equity Index Fund, as compensation for the services performed, the facilities furnished, and expenses assumed by the Adviser under this Agreement, the Fund will pay to the Adviser an investment services fee. The fee will be paid each day on which the net asset value of the Fund is determined and will be based upon the value of the aggregate net assets of the portfolios, as determined on such day and computed in accordance with the description of the method of determination of net asset value contained in the Prospectus, at the annual rate of .25% of the average daily value of the aggregate net assets of the portfolio.

       This Amendment shall become effective on the later of the date of its execution and the date of the meeting of the shareholders of the Fund at which the Amendment is approved by a vote of the majority of the outstanding voting securities
  (as defined in the  Investment Company Act)  of the Fund.   The
  required shareholder approval shall be effective with respect to any portfolio if a majority of the outstanding voting securities of the class of capital stock of that portfolio
  vote  to  approve  the  Amendment,   notwithstanding  that  the
  Amendment may not have been approved by a majority of the outstanding voting securities of the Fund.
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       IN WITNESS  WHEREOF, the parties  hereto have caused  this
  Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

  ATTEST:                       MANULIFE SERIES FUND, INC.


       SHERI L. KOCEN           Donald A. Guloien
                                By:  Donald A. Guloien
                                Title:    President


  ATTEST:                       MANUFACTURERS             ADVISER
  CORPORATION


       SHERI L. KOCEN           Bruce D. Monus
                                By:  Bruce D. Monus
                                Title:    President